Exhibit 99.1

INTER PARFUMS, INC. REPORTS 2016 SECOND QUARTER RESULTS

NET SALES UP 14.8%

NET INCOME ATTRIBUTABLE TO INTER PARFUMS, INC. UP 34.0%

New York, New York, August 9, 2016: Inter Parfums, Inc. (NASDAQ GS: IPAR) today reported results for the second quarter ended June 30, 2016.

Second Quarter 2016 Compared to Second Quarter 2015:

•	Net sales were $117.2 million, up 14.8% from $102.0 million; at comparable foreign currency exchange rates, net sales increased 14.2%;
•	Net sales by European based operations rose 14.8% to $88.6 million compared to $77.1 million and net sales by U.S. based operations increased 14.8% to $28.6 million compared to $24.9 million;
•	Gross margin was 63.5% of net sales compared to 59.1%;
•	S,G&A expenses as a percentage of net sales was 53.7% compared to 51.1%;
•	Operating income increased 39.0% to $11.5 million from $8.2 million;
•	Operating margin rose to 9.8% compared to 8.1%; and,
•	Net income attributable to Inter Parfums, Inc. increased 34.0% to $5.8 million or $0.19 per diluted share compared to $4.4 million or $0.14 per diluted share.

Discussing the Company’s European based operations, Jean Madar, Chairman & CEO of Inter Parfums, Inc., stated, “Once again, Montblanc, our largest brand, drove our top line growth with brand sales of $26.3 million, up 32% from last year’s second quarter. This growth was primarily due to strong sales of the newly launched Legend Spirit line and the ongoing success of the original Legend line. Our second largest brand, Jimmy Choo, also had a strong second quarter with brand sales up 43% to $22 million, reflecting wider distribution of Illicit, which debuted last year, and the steady performance of Jimmy Choo Man, which launched in 2014. Rochas fragrances contributed $8.9 million to second quarter sales resulting from sales of legacy scents in the brand’s core markets of Spain and France. Lanvin fragrance sales declined 19% to $12.4 million due primarily to the economic slowdown in two of its primary markets, Russia and China. We hope to counter this trend with a new Lanvin women's line Modern Princess, launching in selected markets this fall and internationally in 2017.

“Our U.S. based operations delivered solid growth in the second quarter,” continued Mr. Madar. “The launches of our first new Abercrombie & Fitch men’s scent, First Instinct, and the Hollister duo, Wave, began in late spring and were major contributors to our second quarter sales growth. In addition, Dunhill fragrances continue to be consistent top performers, achieving an increase of 23% in brand sales for the period.”

Regarding sales drivers in the second half of the year, Mr. Madar pointed to the debut of the first Coach scent for women, a signature scent aptly named Coach, and the continued rollout of the new Abercrombie & Fitch and Hollister scents, plus the launch of Icon Elite by Dunhill.

Mr. Madar went on to say, “Thus far this year, our two largest markets were also our two fastest growing markets with sales in Western Europe and North America up 44.6% and 10.5%, respectively. Despite negative market conditions in China, our overall sales in Asia, our third largest market, are slightly ahead of the first half of last year.”

Inter Parfums, Inc. News Release August 9, 2016	Page 2

Discussing factors affecting second quarter profitability, Russell Greenberg, Executive Vice President and CFO of Inter Parfums, Inc., stated, “The improvement in our blended gross profit margin was attributable to both our European and U.S. operations. For European operations, gross profit margin was 67% as compared to 63% in last year’s second quarter with the increase primarily the result of increased product sales through our own distribution subsidiaries directly to retailers. In addition to increased Montblanc and Jimmy Choo brand sales to retailers through our United States distribution subsidiary, a significant portion of Rochas brand sales were to retailers through our own distribution in France and Spain. For U.S. operations, gross profit margin was 53% as compared to 47% in last year’s second quarter, due primarily to the shift in product mix favoring higher margin prestige product sales. For both European and U.S. operations, the increase in selling, general and administrative expense, both in dollars and as a percent of sales, was primarily due to higher promotional and advertising expenses, which reflects our commitment to supporting new product launches, and sustaining the sales momentum of our best sellers.”

He continued, “Below the operating line, the main noteworthy second quarter comparison would be the $661,000 foreign currency gain in the current period versus the $80,000 foreign currency loss in the same period one year earlier. Our effective income tax rate was 36% as compared to 34%, however, we expect our effective rate, excluding the previously reported pending settlement with the French Tax Authorities, to be approximately 35% for the full year ending December 31, 2016.”

Mr. Greenberg also pointed out, “Our balance sheet remains very strong. We closed the quarter with working capital of $338 million including $232 million in cash, cash equivalents and short-term investments. Our long-term debt, a five-year term loan aggregated $89.9 million at mid-year.”

2016 Guidance Affirmed

Mr. Greenberg concluded by saying, “We continue to expect 2016 net sales to be in the range of $500 million to $510 million. Excluding the impact of the previously reported tax settlement, we are on track to meet our net income attributable to Inter Parfums, Inc. goal of between $1.05 and $1.10 per diluted share; inclusive of the tax settlement, we expect net income attributable to Inter Parfums, Inc. to come in between $1.01 and $1.06 per diluted share.” Guidance assumes the dollar remains at current levels.

Dividend

The Company’s regular quarterly cash dividend of $0.15 per share will be paid on October 14, 2016 to shareholders of record on September 30, 2016.

Conference Call

Management will conduct a conference call to discuss financial results and business developments at 11:00 AM ET on Wednesday, August 10, 2016. Interested parties may participate in the call by dialing (201) 493-6749; please call in 10 minutes before the conference call is scheduled to begin and ask for the Inter Parfums call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.interparfumsinc.com and click on the Investor Relations section. Please go to the website at least 15 minutes early to register, and download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at Inter Parfums’ website. We suggest listeners use Microsoft Explorer as their browser.

Inter Parfums, Inc. News Release August 9, 2016	Page 3

Founded more than 30 years ago, Inter Parfums, Inc. is a premier fragrance company with a diverse portfolio of prestige brands that includes Abercrombie & Fitch, Agent Provocateur, Anna Sui, Balmain, Banana Republic, bebe, Boucheron, Coach, Dunhill, Hollister, Jimmy Choo, Karl Lagerfeld, Lanvin, Montblanc, Oscar de la Renta, Paul Smith, Repetto, Rochas, Shanghai Tang, S.T. Dupont and Van Cleef & Arpels. The fragrance products developed, produced and distributed by Inter Parfums are sold in more than 100 countries throughout the world.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2015 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com

See Accompanying Tables

Inter Parfums, Inc. News Release August 9, 2016	Page 4

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Net sales	$117,157	$102,021	$228,679	$211,270

Cost of sales	42,729	41,696	82,933	83,335

Gross margin	74,428	60,325	145,746	127,935

Selling, general and administrative expenses	62,969	52,083	116,757	98,627

Income from operations	11,459	8,242	28,989	29,308

Other expenses (income):
Interest expense	693	613	1,666	771
(Gain) loss on foreign currency	(661)	80	53	2,086
Interest income	(602)	(776)	(1,956)	(1,972)

	(570)	(83)	(237)	885

Income before income taxes	12,029	8,325	29,226	28,423

Income taxes	4,300	2,805	12,049	9,598

Net income	7,729	5,520	17,177	18,825

Less: Net income attributable to the noncontrolling interest	1,898	1,169	4,012	4,467

Net income attributable to Inter Parfums, Inc.	$5,831	$4,351	$13,165	$14,358

Earnings per share:

Net income attributable to Inter Parfums, Inc. common shareholders:
Basic	$0.19	$0.14	$0.42	$0.46
Diluted	$0.19	$0.14	$0.42	$0.46

Weighted average number of shares outstanding:
Basic	31,055	30,988	31,047	30,984
Diluted	31,138	31,107	31,121	31,089

Dividends declared per share	$0.15	$0.13	$0.30	$0.26

Inter Parfums, Inc. News Release August 9, 2016	Page 5

CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share data)

(Unaudited)

ASSETS
	June 30, 2016	December 31, 2015
Current assets:
Cash and cash equivalents	$115,850	$176,967
Short-term investments	115,884	82,847
Accounts receivable, net	101,001	95,082
Inventories	124,254	98,346
Receivables, other	2,075	2,422
Other current assets	6,765	5,811
Income tax receivable	1,058	100
Deferred tax assets	8,079	7,182

Total current assets	474,966	468,757

Equipment and leasehold improvements, net	10,688	9,333

Trademarks, licenses and other intangible assets, net	202,515	201,335

Other assets	8,592	8,234

Total assets	$696,761	$687,659

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$22,734	$22,163
Accounts payable – trade	60,672	50,636
Accrued expenses	42,605	46,890
Income taxes payable	6,441	7,359
Dividends payable	4,659	4,035

Total current liabilities	137,111	131,083

Long-term debt, less current portion	67,176	76,443
Deferred tax liability	3,724	3,746

Equity:
Inter Parfums, Inc. shareholders’ equity:
Preferred stock, $.001 par; authorized 1,000,000 shares; none issued	--	--
Common stock, $.001 par; authorized 100,000,000 shares; outstanding 31,058,965 and 31,037,915 shares at June 30, 2016 and December 31, 2015, respectively	31	31
Additional paid-in capital	62,818	62,030
Retained earnings	392,284	388,434
Accumulated other comprehensive loss	(42,421)	(48,091)
Treasury stock, at cost, 9,880,058 common shares at June 30, 2016 and December 31, 2015, respectively	(36,817)	(36,817)

Total Inter Parfums, Inc. shareholders’ equity	375,895	365,587

Noncontrolling interest	112,855	110,800

Total equity	488,750	476,387

Total liabilities and equity	$696,761	$687,659